Exhibit 10.30

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

CLINICAL SUPPLY AND COOPERATION AGREEMENT

(also referred to as “CSCA”)

BETWEEN

➢        RITTER Pharmaceuticals, Inc. a Delaware Corporation, with registered offices on 10100 Santa Monica Blvd. 42430, Los Angeles, CA 90067, hereinafter referred to as “RITTER”)

AND

➢        Ricerche Sperimentali Montale SpA, with sole shareholder, an Italian company, having its operational offices at Mentale (PT), via Garibaldi no. 33, and administrative offices at Milan, Italy, via Calabiana no. 18 (hereinafter referred to as “RSM”)

AND

➢        Inalco SpA, with sole shareholder, an Italian company, having its registered offices at: Milan, via Calabiana no. 18 (hereinafter referred to as “Inalco”)

Together defined as Parties, and each, individually, a Party.

The term RSM shall include Inalco, and all references to RSM shall be deemed to include Inalco.

WHEREAS

A.	RSM is an Affiliate (as defined herein) of the Inalco Group and is engaged in, among other things, the contract manufacture of active pharmaceutical ingredient for use in finished pharmaceutical product;

B.	Inalco is an Affiliate of the Inalco Group and is engaged in the development and commercialization of pharmaceutical products, including but not limited to those manufactured by RSM;

C.	RSM owns or has full and lawful access to various intellectual property rights, including patents, patent applications and know-how rights relating to the manufacture of Galacto-oligosaccharide products of low purity (56% or lower purity) (“GOS”);

D.	RITTER is engaged in the business of research, developing, and marketing pharmaceutical products;

E.	RSM has developed an improved form of GOS, with a higher purity (95% purity or higher) for use in the treatment of lactose intolerance, among other diseases;

F.	RITTER has requested that RSM manufacture on behalf of RITTER and for RITTER’s sole benefit, an active pharmaceutical ingredient form of GOS of higher purity (95% or higher) for use in RITTER Product (as defined herein);

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

G.	RSM wishes to manufacture the active pharmaceutical ingredient form of RITTER’s higher purity GOS on behalf of RITTER;

H.	The Parties wish to cooperate in the Further supply by RSM, and the further purchase by RITTER of Improved GOS (as defined herein) for use in RITTER Product (as defined herein) and on this assumption, the Parties also set out in this CSCA certain binding terms and conditions to be included in a Proposed Agreement (as defined herein).

Now,

THE PARTIES AGREE AS FOLLOWS

1.	DEFINITIONS

1.1        The preamble to this CSCA form an integral part hereof. Clause headings in this CSCA are intended solely for convenience of reference and shall be given no effect in the interpretation of this CSCA.

1.2        In this CSCA the following definitions shall have the meaning respectively assigned thereto.

(a)        Affiliates: any company, person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. “Control” means the legal or beneficial ownership 50% plus one share or more of the voting or equity interests or the power or right to direct the management and affairs of the business (including acting as the general partner of a limited partnership);

(b)        Certificate of Analysis: the content of the Exhibit. A, stating the purity level and other quality requirements concerning Improved GOS which describes acceptance criteria;

(c)        CGMP: those current practices, as amended from time to time, related to the manufacture of pharmaceutical products as set forth in the United States of America Food, Drug and Cosmetics Act (“MCA”) and such standards of good manufacturing as are required by the FDA or equivalent requirements of any other Regulatory Authority or set forth in the United States Code of Federal Regulations (Title 21, Parts 210-211) or equivalent requirements of any other Regulatory Authority;

(d)        DMF: the Drug Master File for the manufacture of Improved GOS;

(e)        FDA: the United States of America Food and Drug Administration and any successor agency or entity that may be established hereafter;

(f)        Field: all uses in humans and animals;

(g)        Improved GOS: a purified Galacto-oligosaccharides product, with a purity level not lower than 95%, and a minimal lactose content;

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

(h)        Improved GOS IP: all right, title and interest to Improved GOS, the composition of matter of Improved GOS, and any information relating to Improved GOS including, but not limited to all Technical Information, patents, copyrights, trade secrets and other proprietary rights inherent therein and appurtenant thereto conceived, created, made or developed by RSM alone, or jointly with RITTER, pursuant to this CSCA and/or the Proposed Agreement;

(i)        Proposed Agreement: the additional Agreement contemplated by the Parties regarding their further long term cooperation for the commercial supply of Improved GOS, certain binding terms of which are set forth in this CSCA;

(j)        Regulatory Authority: any national, state, provincial or local or any foreign or supernational governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body with jurisdiction over Improved GOS and/or RITTER Product including, without limitation, the FDA;

(k)        RITTER Product: any product owned or controlled by RITTER incorporating or otherwise using improved GOS as its active pharmaceutical ingredient;

(l)        Specifications: means the handling, composition, testing, production, packaging, storage and shipping procedures and specifications for Improved GOS as may be amended, modified or supplemented from time with the prior written approval of RITTER;

(m)      Technical Information: all analytical methods, analytical tests, chemist test procedures, manufacturing information, manufacturing processes and/or procedures, master batch records, development records, chemical formula, clean processes and/or procedures, know-how, patents, trade secrets, processes, stability data and/or protocols, toxicological information, records, reports, samples, certificates of analysis, or any and all other information or expertise related to the ingredients, development, testing, manufacturing or composition of the Improved GOS, raw materials, impurities or batches;

(n)      Territory: Worldwide;

(o)      USD: United States of America Dollars.

2.	DMF AND OTHER INFORMATION

2.1        RSM will provide RITTER with all documents and information (or copies thereof) that are necessary or useful for RITTER to obtain from any Regulatory Authority approval and authorization for RITTER to develop, clinically test, make, have made, use and commercially market: RITTER Product In the Territory; Including, but not limited to, the DMF for improved GOS.

2.2        Upon the request of RITTER, Confidential Information of RSM that is not Technical Information and is contained in the DMF for Improved GOS shall be submitted by RSM to the respective Regulatory Authority on behalf of RITTER with a letter of access and right of reference that enables RITTER and its Affiliates, which right is hereby granted to RD I ER and its Affiliates, to refer or to have the relevant Regulatory Authorities refer to such Confidential

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

Information of RSM contained in the DMF. In addition, RSM shall provide RITTER with a true and correct copy of the DMF, including all Confidential Information of RSM contained in the DMF, within ten (10) days after the exercise of the Exclusive Option, according to Section S. For purposes of clarity, RSM agree; that it will provide to Ritter: (a) within ten (10) days following the signing of this agreement, a copy of the non-confidential RSM information contained in the DMF; and (b) any pertinent information necessary to file an Investigational New Drug Application,

2.3        As consideration for the accomplishment of all the preparatory work and the final submission of the DMF by RSM to FDA, RITTER will pay to RSM the amount of USD 50,000 in two installments as follows:

(a)        USD 25,000 (twenty-five thousand) already paid by RITTER in full as of the Effective Date of this CSCA;

(b)        USD 25,000 (twenty-five thousand) to be paid, upon completion to RITTER’s satisfaction of the DMF submission to the FDA by RSM, and in no event later than thirty (30) clays after such completion, at the bank coordinates already given by RSM. Payment shall be made by RITTER USD.

2.4        If the FDA or any other Regulatory Authority reviewers find deficiencies in the information provided In the DMF, RSM will immediately rectify such deficiencies at no additional cost to RITTER. RSM shall notify RITTER of any such deficiencies as provided in Section 2.5 of this CSCA.

2.5        All the Parties shall reasonably co-operate in regulatory matters relating to the Improved GOS and the RITTER Product, so as to effect the necessary authorizations by the relevant Regulatory Authorities to enable RITTER and its Affiliates to develop, clinically test and market RITTER Product in the Territory. RSM shall keep the documentation relating to GOS and Improved GOS, including the DMF, continuously updated and shall promptly provide such up-dated information to RITTER free of charge on a continuous basis. RITTER will be notified in writing by RSM within forty-eight (48) hours after any regulatory questions regarding improved GOS are raised by the FDA or other Regulatory Authority, shall permit RITTER lo review and comment on any proposed response prior to submitting such response to the applicable Regulatory Authority. RSM shall provide RITTER with a copy of such final response at the same time a copy of the response is submitted to the applicable Regulatory Authority.

2.6        Facility

(a)        RSM shall manufacture Improved GOS exclusively at the manufacturing facility of one of Inalco’s Group Affiliates (“Facility”). The Improved GOS, fur quantities indicated in Section 3, supplied to RITTER under this CSCA shall be manufactured at the Inalco Facility located at Montale, via Garibaldi no. 33.

(b)        RSM shall ensure that any and all necessary licenses, registrations, and Regulatory Authority approvals have been obtained in connection with the Facility and equipment used in connection with the performance of the manufacture of Improved GOS by

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

RSM. RSM shall make available for inspection, upon the request of RITTER, documentation relating to such licenses„ registrations, and Regulatory Authority approvals.

2.7        Audit/Inspection by RITTER

(a)        RSM agrees that RITTER and its agents shall, during the term of this CSCA, and for 3 (three years) following termination of the CSCA for any reason, have the right from time to time, upon reasonable prior notice to RSM, to inspect (and copy as applicable) the Facility including inspection of the materials and equipment used in the manufacture of Improved GOS and all records relating to the manufacture of Improved GOS, including, but not limited to, audits of all applicable financial records of RSM for the purpose of determining RSM’s compliance with the obligations under the terms of this CSCA. RITTER shall have no obligation or be deemed to have an obligation to inspect the facilities of RSM.

(b)        Following such audit, if RITTER discusses its observations and conclusions with RSM, then RSM shall implement such corrective actions as may be reasonably determined by RITTER within sixty (60) days after notification thereof by RITTER, The cost for such corrective actions will be supported by RITTER, unless the corrective action deals with a matter for which RSM is responsible for up keep.

2.8        Regulatory Inspections

(a)        RSM shall notify RITTER by telephone within five (5) business day, and in writing within ten (10) business days, after learning of any proposed or unannounced visit or inspection of the Facility by any Regulatory Authority.

(b)        RSM shall provide to BUTTER a copy of (i) any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, including any Form 483 observations and responses, and (ii) any other written communications received from such Regulatory Authority relating to Improved GOS or any equipment used in connection with the manufacture of Improved GOS, in each case, within three (3) business days after receipt thereof.

(c)        RSM shall consult with RITTER concerning the response of RSM to each such communication if it relates W the manufacture of Improved GOS.

2.9        RSM shall maintain, or cause to be maintained, (i) all records necessary to comply with CGMP in the manufacture of Improved GOS, (ii) all manufacturing records, standard operating procedures, validation records, equipment log books, batch records, laboratory notebooks and all raw data relating to the manufacture and shipment of Improved GOS, and (iii) such other records as RITTER may reasonably require in order to ensure compliance by RSM with the terms of this Agreement. All such material shall be retained for such period as may be required by CGMP, or for such longer period as RITTER may reasonably request.

2.10        RSM agrees that it will notify RITTER of any incidents pertaining to the manufacture of Improved GOS that would require notification to Regulatory Authorities and will notify RITTER in advance of such notification.

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

2.11        Any and all marketing authorizations Issued by the FDA (including, but not limited to any New Drug Application) and/or any other Regulatory Authority in the Territory regarding Improved GOS and/or RITTER Product, and any regulatory filings in support of such marketing authorizations (including, but not limited to any Investigational New Drug Application), shall be owned solely and exclusively by RITTER.

3.	SUPPLY

3.1        RSM and RITTER agree and acknowledge that RSM has supplied to RITTER and RITTER has purchased from RSM, 5 (five) kilos of Improved GOS. RSM warrants that (i) such Improved GOS was manufactured by RSM in strict compliance with CGMP and with Section 19 of Guidelines ICH Q7A, Specifications, and the terms and conditions of this CSCA; and (ii) RSM has received from RITTER payment in full of USD 35,000 (thirty-five thousand) for such Improved GOS.

3.2        RITTER will purchase additional 25 (twenty-five) kilos of Improved GOS at the price of USD 35,000 (thirty-five thousand), when entering into the clinical phase-2b. Payment of this additional amount shall be made by RITTER by direct remittance in USD within 30 (thirty) calendar days from receipt of delivery of such 25 (twenty-five) kilos of Improved GOS, All Improved GOS purchased under Section 3.1 and this Section 3,2 shall be delivered in accordance with Section 3.4.

3.3        RSM warrants that: (a) such Improved GOS has been manufactured in accordance with the Specifications, CGMP and any other applicable rules, and regulations; (b) improved GCS will meet the Specifications and will conform with the Certificate of Analysis; (c) such Improved GCS will not be adulterated or misbranded within the meaning of the FDCA, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted for the Improved GOS; (d) such Improved GOS will have been manufactured in facilities that are in compliance with all applicable laws at the time of such manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); and (e) such Improved GOS is not an article that may not be introduced into interstate commerce under the provisions of Sections 101 or 505 of the FDCA.

3.4        Delivery of Improved GOS

(a)        RSM shall deliver and ship all improved GOS to RITTER care of the following address:

Velesco Pharmaceutical Services

46701 Commerce Center Drive

Plymouth, Michigan 48170 USA

or such other location that RITTER may designate by providing written notice to RSM.

(b)        RSM shall ship all Improved GOS to RITTER CIP (Incoterms 2000) receiving point. Title and risk of loss to Improved GOS shall pass to RITTER at the time of receipt of delivery to RITTER. All Improved GOS has been packaged for shipment in accordance with the Specifications and any packing instructions provided by RITTER, and shall

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

be labeled for in the manner stated in the Specifications. Each shipment of Improved GOS shall be accompanied by a Certificate of Analysis.

(c)        RSM shall be responsible, through Inalco Biochemicals inc., San Luis Obispo, California 93401 (“INALCO U.S.”), for all freight, insurance, handling, fees, taxes and other costs associated with the shipment of Improved GOS as well as all export licenses, import licenses and custom formalities for the import and export of Improved GOS between the country of origin and the destination country. Each delivery of Improved GOS shall be accompanied by the Certificate of Analysis for such Improved GOS,

3.5        In the event that FITTER determines within 30 (thirty) days after receipt of the Improved GOS (or within 30 (thirty) clays after discovery or any nonconformity that could not reasonably have been detected by customary inspection on delivery) that any Improved GOS supplied by RSM does not conform to the warranty set forth in Section 3.3, RITTER shall give RSM notice thereof. RSM shall supply RITTER with a conforming quantity of Improved GOS within 30 (thirty) days of receipt of such notice at RSM’s expense.

4.	CONFIDENTIALITY

4.1        The Parties hereto agree to hold in strict confidence any and all information and know-how disclosed by the other Party subject to this Agreement including the contents of this Agreement (hereinafter referred to as “Confidential information”), to use such information and know-how only for the purposes of this Agreement, and to restrict access to such information and know-how to those persons entrusted to carry out the activities provided for hereunder and who are subject to a similar secrecy obligation. For clarification purposes, the Parties specifically agree, that the open part of the DMF, the Certificate of Analysis, and documents supplied by RSM to RITTER may be disclosed to Affiliates, consultants of RITTER, subcontractors and third Parties, all subject to appropriate confidentiality obligations, who are or may be involved in the manufacturing of tire RITTER Product and the distribution and marketing of the RITTER Product in the Territory. Additionally, (a) the Specifications and Improved GOS shall be considered the Confidential Information of RSM; until the exercise of the Exclusive Option, provided that RSM shall provide to RITTER the information required under Section 2.2., and (b) the terms of this Agreement shall be deemed the Confidential Information of both Parties. Notwithstanding the foregoing, RITTER shall have the right to disclose the terms of this Agreement to its actual and potential investors, legal advisors and potential acquirers pursuant to reasonable and customary confidentiality obligations.

4.2        The restrictions set forth in the preceding sentence shall not apply to Confidential information the receiving Party proves: (a) was, at the time of disclosure hereunder, in the public domain or becomes at a later date reasonably available to the public through no fault of the receiving Party; (b) was in the possession of the receiving Party prior to disclosure hereunder, as shown by the receiving Party by written or tangible evidence; (c) was disclosed to the receiving Party by a third party that has an independent right to disclose the information; (d) was independently developed by the receiving Party as evidenced by competent proof; or (e) was required to be disclosed by judicial order, statute or governmental regulation, provided that RSM is given reasonable prior written notice of any such required disclosure provided this is legally

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

and timely possible. This section shall survive termination or final accomplishment of this Agreement and any extension thereof for a period of ten years.

4.3        The terms of this Article 4 shall not be construed to limit either Party’s right to disclose the other Party’s Confidential Information if: (a) required in response to a valid order of a court of competent jurisdiction or other governmental authority of competent jurisdiction; provided that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to seek the confidential treatment of such Confidential Information (through protective order, injunctive relief or otherwise) and shall reasonably cooperate with the disclosing Party in seeking such treatment; provided further that the Confidential information disclosed in response to such cow I or governmental order shall be limited to that Confidential Information which is legally required to be disclosed; or (b) otherwise required by law to be disclosed.

5.	EXCLUSIVE OWNERSHIP OF RIGHTS AND TECHNICAL INFORMATION

5.1        All ideas, patents, copyrights, trade secrets and other proprietary rights owned or controlled by either Party prior to April 3, 2009 are and shall remain the sole and exclusive property of such Party and no rights thereto are granted to the other.

5.2        (a)        RSM hereby grants to RITTER an exclusive option in the Field and in the Territory to assignment of all Improved GOS IP (“Exclusive Option”). RITTER may exercise the Exclusive Option by: (i) paying RSM, USD one million, which payment shall be made ten (10) days following the Financing Receipt as defined in Section 7.2 of this Agreement provided RITTER’s investors consent to such payment (“First Option Payment”); and (ii) providing RSM with written notice of the exercise of the Exclusive Option. RSM shall cooperate with RITTER in RITTER’s efforts to obtain the Financing Receipt (“Financing Receipt Efforts”) and hereby consents to reasonable disclosure of RSM Confidential Information by RITTER as part of the Financing Receipt Efforts.

(b)        Upon the receipt of the First Option Payment., RSM shall execute all instruments of assignment and other documentation necessary or reasonably requested by RITTER for the purpose of perfecting or maintaining RITTER’s assignment and ownership rights in Improved GOS IP.

(c)        As additional consideration for full assignment to RITTER of all Improved GOS IP, RITTER shall pay to RSM, USD one million, which payment shall be made ten (10) clays following the approval by the FDA of the New Drug Application (commercial marketing authorization in the United States) for the first RITTER Product (“Second Option Payment”).

(d)        Notwithstanding anything to the contrary contained in Section 5.2, let. c), in the event RITTER would not accomplish the payment of the Second Option Payment within the term indicated, RITTER expressly undertakes to assign back to RSM, the 100% of the Improved GOS IP assigned to RITTER by RSM, by executing, within three months from the unfulfilment, all instruments of assignment and other documentation necessary or reasonably for

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

the purpose of perfecting or maintaining RSM’s assignment and ownership rights in Improved GOS IP.

5.3        Notwithstanding anything to the contrary contained in Section 5.2, in the event RSM wishes to use any of the Technical Information that relates to manufacturing processes generally in other RSM manufacturing operations, RITTER shall grant to RSM a nonexclusive, worldwide, royalty-free, perpetual, fully transferable license to use such Technical Information and right to practice such Technical Information for any manufacturing purpose, provided, however, RSM may not use any Technical Information to manufacture, alone or with a third party, a Galacto-oligosaccharides product of a purity greater than 70%, or any pharmaceutical product containing Galacto-oligosaccharides of a purity of greater than 70% for itself or any party other than RITTER or its designees, except with RITTER’s prior written consent.

5.4        RSM shall file the first patent application regarding Technical Information (“Initial Patent Application”) on or before November 30, 2009. RSM agrees to make patent filings regarding Technical Information in any and all jurisdictions requested by RITTER within three (3) days after filing of the initial Patent Application, RSM will provide RITTER with a true and correct copy of such Initial Patent Application.

5.5        RSM shall provide Lo I ER monthly written reports related to any Technical information and new manufacturing processes of Improved GOS, including any and all changes or modifications to equipment, processes, instrumental improvements and systems used to make improved GOS for the use of obtaining and/or expanding patent protection (“Improved GOS Developments”). All Improved GOS Developments shall be transferred to RITTER for no additional consideration as part of the exclusive assignment of all Improved GOS FP in Section 5.2 of this CSCA. Notwithstanding the foregoing, RSM shall not make any changes to the Specifications or manufacturing process without the prior written consent of RITTER. RSM represents and warrants that the grant of rights by RSM to RITTER, and the manufacture of Improved GOS by RSM under this Agreement, does not and will not infringe any patent or other proprietary rights of any Third Party.

5.6        Except as necessary for RSM to perform its obligations under this Agreement, neither RSM nor any of its Affiliates, alone or with a third party shall manufacture, market or sell Improved GOS, or any Galacto-oligosaccharides that are more than seventy percent (70%) pure, or any prodrugs, enantiomers, salt forms, hydrates, stereo-isomers or racemates thereof, to any third party. RSM agrees that violation or threatened violation of this Section 5.7 will cause irreparable injury to RITTER, entitling RITTER to seek injunctive relief without the obligation to post bond, in addition to all legal remedies,

6.	REPRESENTATIONS AND WARRANTIES

6.1        Representations and Warranties of Each Party.   Each Party hereby represents and warrants to the other Party as follows:

(a)        Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b)        Upon execution, this Agreement will have been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(c)        All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained, including, without limitation, any and approvals of applicable Regulatory Authorities for the Facility.

(d)        The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i\ do not and will not conflict with or violate any requirement of law or any provision of the articles of incorporation, bylaws or limited partnership agreement of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is hound.

6.2        Additional Representations, Warranties and Covenants of RSM.   RSM warrants, represents and covenants that for each Work Order RSM agrees to that:

(a)        it has facilities, personnel, experience and expertise sufficient in quality and quantity to perform the obligations hereunder;

(b)        as of the Effective Date, it has access to sufficient supplies of raw materials, components and other required resources to perform the manufacture and supply of Improved GOS, and shall exercise c:ommercially reasonable efforts to maintain access to sufficient supplies without interruption during the term of the CSCA;

(c)        it has established quality assurance, quality controls and review procedures in place;

(d)        it has at the Effective Date, and shall during the term of this CSCA, observe and comply, at its sole cost and expense, with all laws pertaining to the performance of manufacture and supply of Improved GOS under this CSCA; and

(e)        neither RSM, nor any Affiliate, nor any officers, directors, consultants or employees have been excluded from participation in any government healthcare program, debarred or banned by the FDA or any other Regulatory Authority or voluntarily excluded from performing the activities contemplated by this CSCA or is under investigation by any Regulatory Authority in proceedings that could lead to debarment, exclusion or any such action in any country, and RSM shall notify RITTER immediately if such investigation, exclusion, debarment or ban occurs,

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

7.	MONTHLY FEE AND EQUIPMENT REIMBURSEMENT

7.1        In addition to the amounts stated in Section 3 of this CSCA in consideration for the services provided by RSM under this CSCA and in support of submissions to Regulatory Authorities by RITTER regarding the clinical testing and marketing authorization for Improved GOS (“Regulatory Support”), RITTER shall pay to RSM a monthly fee or USD 7,000 (seven thousand) Monthly Fee”). Payment of the Monthly Fee shall be made by RITTER in USD.

7.2        The Monthly Fee will be paid by RITTER beginning 30 (thirty) days after the receipt by RITTER of the round of financing following the Effective Date in the amount of USD 10,000,000 (ten million) (“Financing Receipt”). All payment monthly fees will be made by RITTER on or before the 25th day of each calendar month during the term of the Proposed Agreement.

7.3        RITTER shall immediately stop paying the Monthly Fee: (a) when, according to both Parties’ consent, which consent shall not be unreasonably withheld RSM Regulatory Support is no longer required; or (b) in the event of termination of this CSCA; and, thereafter, RITTER shall have no obligation to pay RSM any additional Monthly Fees.

7.4        No later than 30 (thirty) days following the Financing Receipt, RITTER will reimburse RSM for the reasonable costs actually incurred by RSM to purchase the HPLC Dyonics equipment (“Equipment”) required to perform the analysis methods for Improved GOS for FDA approval of RITTER Product; which reimbursement shall not exceed USD 60,000 (sixty thousand). Payment shall be made by RITTER in USD. RITTER will own the Equipment upon payment. The Equipment shall be delivered to RITTER within thirty (30) days following termination of this CSCA for any reason. During the period that the Equipment is in the possession and control of RSM, RSM shall use commercially reasonable efforts to maintain and care for the Equipment, and shall be responsible for all risk of damage and loss of the Equipment.

8.	PROPOSED AGREEMENT

8.1        The Parties intend to enter into the Proposed Agreement the purpose of which is to clarify future manufacturing services to be provided by RSM to RITTER regarding Improved GOS and payment by RITTER to RSM for such future manufacturing services. For clarity, if RITTER is unable to obtain the Financing Receipt prior to the expiration of this CSCA, RITTER shall have no obligation to: (i) enter into the Proposed Agreement; and (ii) be responsible for Sections 3.2, 5 and 7.

8.2        The Parties agree that the following terms and conditions will be made part of the Proposed Agreement, and are binding upon the Parties as of the effective date of this CSCA:

(a)        RITTER hereby appoints RSM to exclusively manufacture Improved GOS for use in RITTER Product that is approved for commercial sale in the Territory.

(b)        RSM hereby accepts appointment, and agrees to manufacture and supply to RITTER all Improved GOS ordered by RITTER for use in RATER Product that is approved for commercial sale in the Territory.

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

(c)        RITTER shall pay RSM a commercially reasonable price to purchase Improved GOS from RSM for use in RITTER Product approved for commercial sale in the Territory, which price shall in no event exceed Euros 20 (“Purchase Price”) per kilo of Improved GOS, delivered by RSM to, and accepted by RITTER. The Parties shall agree to a reasonable decrease in the Purchase Price in the event of a decrease in the costs of the manufacturing process and/or raw materials for Improved COS_

(d)        In the event RITTER receives approval from the FDA to market commercially RITTER Product for the treatment of lactose intolerance in humans, RITTER shall pay RSM the following milestone payments:

(i)	USD 250,000 (two hundred-fifty thousand) upon the sale of the 2 (two) millionth “Unit” of Improved GOS by RITTER;

(ii)	USD 500,000 (live hundred thousand) upon the sale of the 5 (five) millionth “Unit” of Improved GOS by RITTER;

(iii)	USD 1,000,000 (one million) upon the sale of the 10 (ten) millionth “Unit” of Improved GOS by RITTER; and

(iv)	USD 0,05, upon the sale of each “Unit” of Improved GOS by RITTER, over ten millionth.

Payments will be made by RITTER within 90 (ninety) days of the “Unit” sold achievements. “Unit” is defined as the purchase of one product (otherwise known as one complete treatment) of Improved GOS by a single patient. The Parties agree that the payments stated in this Section 8(d) shall be made by RITTER only for the first RITTER Product containing Improved GOS approved by the FDA and sold in the United States of America for the treatment of lactose intolerance in humans. In the event that RITTER fails to receive FDA marketing authorization for any Fun ER Product, no milestone payments shall be owed under this Section 8.2(d).

(e)        The Parties will agree in the Proposed Agreement on commercially reasonable milestones payments that may be paid to RSM by RITTER upon the sale of any additional RITTER Product containing Improved GOS approved by the FDA and sold in the United States of America, different from the one provided for in Section 8.2 lett. d.

(f)        In the event RSM: (i) is unable to, or for any reason does not, manufacture Improved GOS to RITTER’S reasonable requirements including, but not limited to, timing, quantities and/or specifications; and/or (ii) RSM materially breach n any clauses of the Proposed Agreement and/or CSCA, RITTER shall provide RSM with written notice and RSM shall have 90 (ninety) days to cure such breach. If RSM fails to so cure the breach, RITTER may appoint a third party manufacturer to manufacture Improved GOS in full or partially, and/or may terminate the Proposed Agreement and/or CSCA. RITTER will give first consideration to appointing GLT Srl, which is one of Inalco’s Group Affiliates, as such third-party manufacturer, provided the terms for manufacture of Improved GOS by GLT are substantially similar to the terms stated in the Proposed Agreement, including the specifications for Improved GOS stated therein, and are otherwise commercially reasonable. RSM will provide all reasonable assistance in transitioning the manufacture of Improved GOS to such third party manufacturer,

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

(g)        For the avoidance of doubt, notwithstanding any obligation to purchase Improved GOS from RSM under the CSCA, after FDA approval, RITTER will have the right to engage a second source supplier for the manufacture arid supply of Improved GOS, in those events provided above under Section 8.2, lett. f).the name of which Should he agreed In advance upon between the Parties, which agreement shall not be unreasonably withheld.

(h)        The Proposed Agreement shall terminate upon the expiration of the first patent filed by RSM regarding Improved GOS.

8.3        The Parties expressly undertake to meet within one year after the Effective Date in order to finalize the terms of the Proposed Agreement. The Proposed Agreement shall include provisions regarding commercial manufacture and supply of Improved GOS, representations and warranties, indemnification, insurance, record retention, audit, inspection, assignment and other commercially reasonable provisions standard in the pharmaceutical industry for agreements of this nature.

8.4        In the event that the Parties are unable to agree upon the terms of the Proposed Agreement, the Parties will submit their disagreement to binding arbitration for final resolution of the terms of the Proposed Agreement. The arbitration will be conducted under the international rules of the American Arbitration Association, shall take place in Wilmington, Delaware, USA, and shall be conducted in the English language.

9.	TERM AND TERMINATION

9.1        This CSCA shall be effective as of [25] November, 2009 (“Effective Date”), and shall endure for the term of validity the patents on Improved GOS (the “Term”) and terminated in the manner stated in Sections 9.2 and 9.3. The Parties may extend the Term of this CSCA by a written amendment signed by an authorized representative of each Party.

9.2        The Parties, by common consent, may terminate this CSCA by subsequent written agreement signed by authorized representatives of each Party.

9.3        RITTER may terminate this CSCA upon 30 (thirty) days prior written notice to RSM in the event that: (a) clinical testing of RITTER Product in the Territory is terminated by RITTER for any reason; or (b) RITTER does not obtain the Financing Receipt.

9.4        The Parties’ respective rights and obligations under this Agreement, which by their language are intended to extend beyond the term of the Agreement, shall survive termination of this Agreement. Sections 1.2, 2.7(a), 2.11, 3.3, 3.5, 4, 5.1, 6, 8.2 lett. b) –iv) 10-13, and 16 shall survive termination, relinquishment or expiration of this Agreement.

10.	INDEMNIFICATION

10.1        RITTER will indemnify, defend, and hold harmless RSM and its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party to the extent resulting from (a) marketing, sale or use by or under authority of RITTER or its Affiliates of a RITTER Product

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

supplied by RSM to RITTER pursuant to and in accordance with this Agreement; (b) any breach by RITTER or its representations and warranties in this CSCA; or (c) the gross negligence or wilful misconduct of RITTER; in each case, subject to the requirements set forth in Section 11.3. Notwithstanding, and without limiting, the foregoing, RITTER will have no obligations under this Section 11.1 for any liabilities, expenses or costs to the extent arising out of or relating to claims covered under Section 11.2

10.2        RSM will indemnify, defend and hold harmless RITTER and its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party to the extent resulting from: (a) RSM’s activities performed pursuant to this Agreement; (b) failure of Improved GOS delivered hereunder to meet the applicable Specifications; (c) the gross negligence or wilful misconduct of RSM; (d) any breach by RSM of its representations or warranties in this CSCA; or (e) any material breach by RSM of its obligations under this Agreement; in each case, subject to the requirements set forth in Section 11.3. Notwithstanding the foregoing, RSM will have no obligations under this Section 11.2 for any liabilities, expenses or costs to the extent arising out of or relating to claims covered under Section 11.1.

10.3        Indemnification Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) will promptly notify the indemnifying party (the “Indemnitor”) in writing of any third party claim, suit or proceeding included within the indemnification described in this Article 11 (each a “Claim”) with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor will have sole control of the defense and settlement of such Claim. The Indemnitor will not enter into any settlement of such Chum that admits fault, wrongdoing or damages without the Indemnitee’s prior written consent, which consent will not to be unreasonably withheld or delayed. The Indemnitee will have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of such Claim. The indemnification under this Article 11 will riot apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent: of the Indemnitor. The Indemnitee under this Article 11, and its employees, at the Indemnitor’s request and expense, will provide full information and reasonable assistance to the Indemnitor and its legal representatives with respect to Claims.

11.	GOVERNING LAW AND JURISDICTION

This CSCA shall be governed by and construed in accordance with the material laws of the state of Delaware, United States of America, without regard to application of principles of conflicts of laws. All disputes arising out of or in relation with the present Agreement, concerning the validity, the interpretation and execution and its fulfilment shall be finally settled before a court of competent jurisdiction in Wilmington, Delaware, United States of America and coach Party consents to jurisdiction and venue of such court. This section shall survive termination of the CSCA.

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

12.	ASSIGNMENT

RSM may not assign this CSCA without the prior written consent of RITTER. In the event RITTER should enter into an agreement with a third party for the development, sale or distribution of improved GOS and/or RITTER Product, or for the merger or acquisition of RITTER, the undertakings, rights and obligations provided In this CSCA shall extend and apply to such a third party, and may be assigned by RITTER to such third party.

13.	NOTICES

All notices or communications hereunder shall be by registered mail or fax at the following address:

RITTER:

RITTER Pharmaceuticals, Inc.

Mr. Andrew J. Ritter

10100 Santa Monica Blvd.

#2430, Los Angeles, CA 90067

Phone:	310-203-1000
Fax:	310-919-1600

RSM/Inalco:

RSM S.p.A.

Mr. Giovanni Cipolletti

Via Ciabiana no. 18

Phone:	0039 02 55213005
Fax:	0039 02 55213277

14.	INDEPENDENT CONTRACTOR

The Parties to this Agreement are independent contractors. Nothing contained in this Agreement: shall be construed to place the Parties in the relationship of employer and employee, partners, principal and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.

15.	ENTIRE AGREEMENT

This Agreement and the Exhibits attached hereto constitute the final, complete and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises and agreements relating to the subject matter hereof.

16.	AMENDMENT; MODIFICATION

This Agreement may not be amended, modified, altered or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation,

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

agreement, arrangement or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement.

17.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Clinical Supply and Cooperation Agreement Between Ritter & RSM/Inalco

Signature

Date and Place: Nov. 30, 2009
RITTER Pharmaceuticals, Inc.
Mr. Andrew J. Ritter
(in his capacity as President and Managing Director)
/s/ Andrew J. Ritter

Date and Place: Dec. 15, 2009
Ricerche Sperimentali Montale SpA
Mr. Marco Manoni
(in his capacity as Managing Director)
/s/ Marco Manoni

Date and place: Dec. 16, 2000
Inalco SpA
Mr. Giovanni Cipolletti
(in his capacity as President and Managing Director)
/s/ Giovanni Cipolletti

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